EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

FEBRUARY 5, 2007

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION ANNOUNCES 2006 PROVED RESERVE AND PRODUCTION LEVELS AND UPDATES HEDGING POSITION

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 5, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it expects year-end 2006 proved reserves to be approximately 9.0 trillion cubic feet of natural gas equivalent (tcfe), representing a 20% increase over the 7.5 tcfe of proved reserves reported at year-end 2005. In total, Chesapeake replaced 348% of its production in 2006, including 237% from drilling and 111% from acquisitions.

Chesapeake expects that its 2006 drillbit exploration and development costs will be approximately $2.00 per thousand cubic feet of natural gas equivalent (mcfe) while reserve replacement costs through acquisitions of proved reserves will be approximately $1.85 per mcfe. These estimates exclude costs for purchasing undeveloped leasehold, acquiring unproved properties and costs relating primarily to tax basis step-up and asset retirement obligations, as well as downward revisions of proved reserves from lower oil and natural gas prices. By comparison, 2005 drillbit exploration and development costs were $1.77 per mcfe and proved reserve acquisition costs were $1.74 per mcfe. Final proved reserve estimates and costs will be provided in the company’s release of financial and operational results on February 22, 2007.

Chesapeake’s production for the 2006 fourth quarter was 152.1 bcfe, an increase of 21.7 bcfe, or 17%, over the 130.4 bcfe produced in the 2005 fourth quarter and an increase of 5.2 bcfe, or 4%, over the 146.9 bcfe produced in the 2006 third quarter. The 2006 fourth quarter was Chesapeake’s 22nd consecutive quarter of sequential U.S. production growth and 2006 represented Chesapeake’s 17th consecutive year of production growth. Over the past 22 quarters, the company’s U.S. production has increased 322%, for an average compound quarterly growth rate of 6.8% and an average compound annual growth rate of 29.7%. As previously announced, Chesapeake elected to temporarily curtail approximately 100 million cubic feet per day of net natural gas production during a portion of October 2006 in response to temporarily depressed natural gas prices. The company’s production for the full-year 2006 was 578.4 bcfe, an increase of 109.8 bcfe, or 23%, over the 468.6 bcfe produced in 2005.

Company Updates 2006 Hedging Gains and 2007-2008 Hedging Positions

Chesapeake generated realized hedging gains of approximately $1.3 billion in 2006, or $2.17 per mcfe of production. After previously lifting a portion of its 2007-2008 hedges during the past few months of natural gas price weakness and securing gains of approximately $725 million for these hedges, the company has recently reestablished many of its hedges at equally attractive prices.

The following tables compare Chesapeake’s hedged production volumes through swaps and collars as of February 5, 2007 to those previously announced as of December 11, 2006. Additionally, the gains from lifted natural gas hedges are presented as of February 5, 2007. Depending on changes in oil and natural gas futures markets and management’s view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

Open Swap Positions as of February 5, 2007

	Natural Gas		Oil
Quarter or Year	% Hedged	$ NYMEX	% Hedged	$ NYMEX
2007 1Q	31%	9.71	56%	71.98
2007 2Q	44%	8.07	60%	72.12
2007 3Q	48%	8.24	60%	71.89
2007 4Q	52%	8.96	60%	71.61
2007 Total	44%	8.67	59%	71.90
2008 Total	56%	9.22	50%	71.63

Open Natural Gas Collar Positions as of February 5, 2007

		Average	Average
		Floor	Ceiling
Quarter or Year	% Hedged	$ NYMEX	$ NYMEX
2007 1Q	N/A	N/A	N/A
2007 2Q	15%	6.76	8.20
2007 3Q	14%	6.76	8.20
2007 4Q	12%	7.13	8.88
2007 Total	10%	6.88	8.41
2008 Total	3%	7.38	9.20

Gains From Lifted Natural Gas Hedges as of February 5, 2007

	Total Gain	Assuming Natural Gas Production of:	Gain
Quarter or Year	($ millions)	(bcf)	($ per mcf)
2007 1Q	281	143	1.96
2007 2Q	111	151	0.74
2007 3Q	100	159	0.63
2007 4Q	116	166	0.70
2007 Total	608	619	0.98
2008 Total	105	701	0.15

Open Swap Positions as of December 11, 2006

	Natural Gas		Oil
Quarter or Year	% Hedged	$ NYMEX	% Hedged	$ NYMEX
2007 1Q	37%	10.32	62%	71.43
2007 2Q	21%	9.18	69%	72.16
2007 3Q	23%	9.29	69%	71.92
2007 4Q	22%	9.99	69%	71.62
2007 Total	26%	9.77	67%	71.49
2008 Total	43%	9.37	59%	71.45

Certain open swap positions include knockout provisions at prices ranging from $5.25 to $6.50 covering 125 bcf in 2007 and $5.75 to $6.50 covering 135 bcf in 2008, respectively, and certain open collar positions include knockout provisions at prices ranging from $5.00 to $6.00 covering 52 bcf in 2007 and $5.00 to $6.00 covering 11 bcf in 2008, respectively.

Combining the company’s 2006 realized hedging gains, the 2007-2008 gains from lifted hedges and approximately $435 million of current mark-to-market value of open hedges, management has created $2.5 billion of value for shareholders from Chesapeake’s 2006 full-year and 2007 to date hedging activities. This further demonstrates Chesapeake’s ability to secure premium price realizations and achieve substantial risk mitigation through its hedging programs.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer commented: “The company achieved strong operational results in 2006 and we are very pleased to report record proved reserves and production for the year. This impressive growth was generated at attractive costs that we believe are among the best in our large-cap peer group. In addition, weather-related volatility during the past few months has provided the opportunity to lock-in substantial future hedging gains and to subsequently reestablish equally attractive hedges.

Additionally, our efforts to accelerate the conversion of Chesapeake’s substantial undeveloped natural gas resource base into proved producing reserves continue to make progress as our operated rig count has now reached 132 rigs, which compares to 76 operated rigs at the beginning of 2006 and a full-year 2006 average of 98 rigs. We look forward to providing additional details on the company’s financial and operational performance later this month.”

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include estimates of drillbit exploration and development costs and acquisition costs of proved oil and natural gas reserves. Disclosures concerning the fair value of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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